Exhibit (c)(4)

April 23, 2010

The Board of Directors of CONSOL Energy Inc.

CONSOL Energy Inc.

CNX Center

1000 CONSOL Energy Drive

Canonsburg, PA 15317-6506

Members of the Board of Directors:

Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus” or “we”) has been advised that CONSOL Energy Inc. (“CONSOL” or the “Company”), is contemplating a tender offer (the “Tender Offer”) pursuant to which the Company will offer to purchase each outstanding share of common stock of CNX Gas Inc. (“CNX Gas”) not already owned by the Company or its subsidiaries for cash at a price per share of $38.25 (the “Offer Price”). Stifel Nicolaus is aware that the Company currently owns approximately 83.3% of the outstanding shares of CNX Gas common stock. Stifel Nicolaus has further been advised that if the Tender Offer is consummated, CONSOL expects to promptly merge CNX Gas with and into a subsidiary of CONSOL, with CNX Gas as the surviving entity and a wholly owned subsidiary of CONSOL, and each share of CNX Gas common stock not tendered in the Tender Offer will be converted (subject to the exercise of appraisal rights) into the right to receive the Offer Price (such merger, together with the Tender Offer, the “Proposed Transaction”).

The Board of Directors of the Company (the “Board”) has requested Stifel Nicolaus’ opinion as to the fairness to the Company, from a financial point of view, of the Offer Price to be paid by the Company to the common stockholders of CNX Gas, other than the Company and its affiliates, in the Proposed Transaction.

In connection with our opinion, we have, among other things:

(i)	reviewed and analyzed the audited consolidated financial statements of the Company contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and the unaudited consolidated financial statements of the Company contained in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

(ii)

reviewed and analyzed the audited consolidated financial statements of CNX Gas contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and the unaudited consolidated financial statements of the Company contained in its Quarterly Reports on

1

The Board of Directors

CONSOL Energy Inc.

April 23, 2010

Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

(iii)	reviewed and analyzed the CONSOL financial model, including CNX Gas projections, dated March 19, 2010, provided by the management of the Company;

(iv)	held discussions with the Company’s senior management team concerning the business, financial condition and future prospects of the Company and CNX Gas;

(v)	reviewed and analyzed certain other publicly available information concerning the Company;

(vi)	reviewed and analyzed certain other publicly available information concerning CNX Gas;

(vii)	reviewed certain publicly available research estimates of research analysts regarding CNX Gas;

(viii)	reviewed the reported stock prices and trading histories for CNX Gas common stock and a comparison of such trading histories with those of other companies that we deemed relevant;

(ix)	reviewed certain financial and stock market data and other information for CNX Gas and compared such data and information with corresponding data and information for companies with publicly traded securities that we deemed relevant;

(x)	compared the financial terms of the Proposed Transaction with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

(xi)	reviewed certain pro forma financial effects of the Proposed Transaction; and

(xii)	conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion.

In rendering our opinion, we relied upon and assumed, without independent verification, the accuracy and completeness of all financial, operating, and other information that was made available, supplied, or otherwise communicated to Stifel Nicolaus by or on behalf of the Company, the Board or their respective advisors, or that was otherwise reasonably reviewed and relied upon by Stifel

The Board of Directors

CONSOL Energy Inc.

April 23, 2010

Nicolaus, and we have not assumed any responsibility for independently verifying any of such information. With respect to any financial forecasts and projections supplied to us by the Company, we have relied upon the management of the Company as to the reasonableness and achievability of such forecasts and projections (and the assumptions and bases therein), and we have assumed that such forecasts and projections were reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company and CNX Gas, assuming that the proposed transaction does not occur, and that they provided a reasonable basis upon which we could form our opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such forecasts and projections are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic, market and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections. Stifel Nicolaus has relied on these forecasts and projections without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof or any responsibility for updating such forecasts and projections to the date of this opinion. Stifel Nicolaus assumed, with the consent of the Company, that material liabilities (contingent or otherwise, known or unknown), if any, relating to the Company, have been disclosed to Stifel Nicolaus.

We have assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Company and CNX Gas since the date of the financial statements contained in the Company’s and CNX Gas’ Annual Reports on Form 10-K for the period ended December 31, 2009. Stifel Nicolaus has not been requested to make, and has not made, an independent evaluation of cash flow forecasts of the Company or CNX Gas, or any appraisal of the assets or liabilities of the Company or CNX Gas. Because such estimates and forecasts are inherently subject to uncertainty, Stifel Nicolaus assumes no responsibility for their accuracy. Stifel Nicolaus has relied on the estimates of balance sheet and operating forecasts without independent verification or analysis and does not, in any respect, assume any responsibility for the accuracy or completeness thereof. No companies or transactions utilized in our analyses were identical to CNX Gas.

Our opinion is necessarily based upon economic, market, financial and other conditions and circumstances existing and disclosed to us by the Company or its advisors as of the date hereof. It is understood that subsequent developments may affect the conclusions reached in this opinion, and that Stifel Nicolaus does not have any obligation to update, revise or reaffirm this opinion. We have assumed that the Proposed Transaction will be consummated on the terms and conditions provided to us by the management of the Company, without any material modification or waiver of any

The Board of Directors

CONSOL Energy Inc.

April 23, 2010

material terms or conditions thereto, and that the Tender Offer documents, which we have not reviewed, will reflect such terms and conditions.

Our opinion is limited to whether the Offer Price proposed to be paid by the Company to the common stockholders of CNX Gas, other than the Company and its affiliates, in the Proposed Transaction is fair, from a financial point of view, to the Company. Our opinion does not consider, address or include: (i) any other alternatives currently (or which have been or may be) contemplated by the Company or the Board; (ii) the legal, tax or accounting consequences of the Proposed Transaction on the Company or the holders of the Company’s securities; (iii) the fairness of the amount or nature of any compensation to any of the Company’s officers, directors or employees, or class of such persons; (iv) any advice or opinions provided by any other advisor to the Company or the Board; or (v) whether the Company has sufficient cash, available lines of credit or other sources of financing to pay the aggregate consideration necessary to complete the Proposed Transaction. Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which the securities of the Company or CNX Gas will trade following further public announcement or consummation of the Proposed Transaction.

We have acted as financial advisor to the Board in connection with the Proposed Transaction and will receive a fee upon the delivery of our opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We will not receive any payment or compensation contingent upon the successful completion of the Proposed Transaction, or any aspect thereof. Stifel Nicolaus has in the past executed on several occasions block trades on standard brokerage terms for the Company and CNX Gas in connection with its repurchases of stock pursuant to its issuer repurchase program. Stifel Nicolaus provided a fairness opinion to the Board in connection with the Company’s acquisition of certain assets from Dominion Resources, Inc. in March 2010. Also in March 2010, Stifel served as joint-bookrunning manager on the Company’s follow-on offering. There are no other material relationships that existed during the two years prior to the date of this opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel Nicolaus and any party to the Proposed Transaction. Stifel Nicolaus may seek to provide investment banking services to the Company or its affiliates in the future, for which we would seek customary compensation. In the ordinary course of business, Stifel Nicolaus and its clients may transact in the securities of the Company and/or CNX Gas, and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this opinion is solely for the information of, and directed to, the Board for its information and assistance in connection with its evaluation of the financial terms of the Proposed Transaction and is not to be relied upon by any shareholder of the Company or any other person or entity. Our opinion does not

The Board of Directors

CONSOL Energy Inc.

April 23, 2010

constitute a recommendation to the Company or the Board as to whether the Company should commence the Tender Offer or effect the Proposed Transaction or any other transaction related thereto. Our opinion does not compare the relative merits of the Proposed Transaction with those of any other transaction or business strategy which may have been available to or considered by the Board or the Company as alternatives to the Proposed Transaction and does not address the underlying business decision of the Board or the Company to proceed with or effect the Proposed Transaction. We were not requested to, and did not, explore alternatives to the Proposed Transaction or solicit the interest of any other parties in pursuing transactions with the Company or CNX Gas. Finally, nothing in this opinion is directed to, or should be used or relied upon in any respect by, CNX Gas or any stockholder of CNX Gas to whom the tender offer is made.

Stifel Nicolaus’ Fairness Opinion Committee has approved the issuance of this opinion. This opinion is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, tender offer statement or solicitation / recommendation statement or in any other document used in connection with the offering or sale of securities, the tender for securities or to seek approval for the Proposed Transaction, nor shall this opinion be used for any other purposes, without the prior written consent of Stifel Nicolaus (which consent will not be unreasonably withheld), except as required by law, except any filing that the Company is required to make with the Securities and Exchange Commission in connection with the Proposed Transaction may include (i) a copy of this opinion, (ii) a description of this opinion in form and substance reasonably satisfactory to Stifel, (iii) a description of Stifel Nicolaus’ services performed in connection with the Proposed Transaction (including in the “Background” and “Reasons” sections) in form and substance reasonably satisfactory to Stifel and (iv) a description of any services previously performed by Stifel Nicolaus or its affiliates for the Company or its affiliates in form and substance reasonably satisfactory to Stifel.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Offer Price proposed to be paid by the Company to the common stockholders of CNX Gas, other than the Company and its affiliates, in the Proposed Transaction is fair to the Company, from a financial point of view.

Very truly yours,

/S/ Stifel, Nicolaus & Company, Incorporated STIFEL, NICOLAUS & COMPANY, INCORPORATED